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                                                                   EXHIBIT 99.22

                         COMPREHENSIVE CARE CORPORATION
                                350 W. BAY STREET
                          COSTA MESA, CALIFORNIA 92627
                               TEL: (714) 222-2273
                               FAX: (714) 574-3030

                                 March 27, 1996

VIA U.S. FIRST CLASS MAIL &
CERTIFIED MAIL -- RETURN RECEIPT REQUESTED

First Trust of California
180 East Fifth Street, Suite 200
St. Paul, Minnesota  55101

         Attention: Joe Roach: Bank of America Trust Administration No. 8510

         Re: Notice of reduction of principal amount of Securities, as such term is defined in the Indenture dated April 25, 1985 (the "Indenture") between Comprehensive Care Corporation (the "Company") and First Trust of California, National Association, as successor to Bank of America National Trust and Savings Association (the "Trustee"), To Be Redeemed Pursuant to Paragraph 6 of the Securities

Ladies and Gentlemen:

         The Company wants to reduce, in accordance with paragraph 6 of the Securities, the principal amount of Securities otherwise required to be redeemed pursuant to paragraph 6 of the Securities.

         The Company hereby notifies the Trustee, and affirms previous notices, that each respective principal amount referred to in paragraph 6 of the Securities shall be individually reduced by subtracting an equal principal amount (without premium) of Securities previously delivered by the Company to the Trustee for cancellation. In accordance with paragraph 6 of the Securities, the Company may reduce the principal amount of Securities to be redeemed by the principal amount of Securities (i) that have been converted by Securityholders,
(ii) that the Company has delivered to the Trustee for cancellation or (iii) that the Company has redeemed other than pursuant to paragraph 6.

         The reductions shall be based on the $36,462,000 in principal amount of Securities previously delivered by the Company to the Trustee for cancellation. In March 1991 $36,460,000 of such Securities had been converted into Common Stock by Securityholders. The Securities that were converted may, in accordance with paragraph 6 of the Securities, reduce the principal amount to be redeemed under paragraph 6 because such Securities had not been called for mandatory redemption prior to conversion. The Company has never called any of the Securities for redemption, mandatory or otherwise.

         The reductions described above shall be effective independently, and the amounts described above shall be subtracted independently and successively, to reduce the principal amount of Securities otherwise required to be redeemed under paragraph 6 of the Securities. The principal amount of each of the cancelled Securities is to be subtracted only once.

         The $36,462,000 amount available to reduce the redemptions is substantially greater than the amount of redemptions otherwise required.


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Accordingly, the Company will not be required to redeem any Securities prior to maturity.

         The Company reserves the right to supplement or modify this notice. If you have any question or comment about this notice, please call promptly.

                                      Very truly yours,

                                      COMPREHENSIVE CARE CORPORATION

                                      By:            KERRI RUPPERT
                                           -------------------------------------
                                           Kerri Ruppert, Senior Vice President,
                                           Chief Accounting Officer, and
                                           Secretary/Treasurer

cc:      Steven Rensig, Esq.




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